LETTER TO CLIENTS
                 OFFER TO PURCHASE ALL OUTSTANDING COMMON STOCK
                                       OF
                         DRUMMOND FINANCIAL CORPORATION
                                       BY
                         DRUMMOND FINANCIAL CORPORATION


To  Our  Clients:

We enclose an Offer, a Letter of Transmittal and a Notice of Guaranteed Delivery relating to an offer to purchase (together the "Offer to Purchase") all the outstanding common stock, par value $0.01 (the "Common Shares") of Drummond Financial Corporation ("Drummond"), not held by certain of the officers, directors and associates of Drummond, by Drummond at a price of $1.25 per Common Share in cash, upon the terms and subject to the conditions set forth in the enclosed materials.

We are the registered holder through which you hold an interest in the Common Shares. ONLY WE MAY TENDER YOUR COMMON SHARES PURSUANT TO YOUR INSTRUCTIONS. The Offer to Purchase provides a detailed description of the proposed Offer and we urge you to review the Offer to Purchase (and documents related thereto) carefully.

We request your instructions in respect of the proposed Offer and enclose a form by which you may provide your instructions to us. Please complete this form in accordance with the instructions contained therein, and return it to us as soon as reasonably practicable. Please note that we are required to deliver certificates for Common Shares of Drummond or a Notice of Guaranteed Delivery in respect of the proposed Offer on your behalf by 10:00 a.m. (Eastern Standard time) on February 14, 2003.